Exhibit 99.1

Redwood Trust Declares $0.30 Per Share Dividend

For The Fourth Quarter Of 2019

MILL VALLEY, CA – Thursday, November 7, 2019 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced that its Board of Directors authorized the declaration of a fourth quarter regular dividend of $0.30 per share. The fourth quarter 2019 dividend is payable on December 30, 2019 to stockholders of record on December 16, 2019.

"The payment of regular dividends is an important element of Redwood's commitment to delivering value to our shareholders. Our fourth quarter 2019 dividend will mark our 82nd consecutive quarterly distribution," said Christopher J. Abate, Redwood's Chief Executive Officer.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com